SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HOPFED BANCORP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

April 14, 2014

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) to be held at the Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 21, 2014, at 3:00 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and officers of the Company as well as representatives of Rayburn, Bates & Fitzgerald, P.C., the Company’s independent registered public accounting firm, will be present to respond to any questions that our stockholders may have. Detailed information concerning our activities and operating performance is contained in our Annual Report which also is enclosed.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

John E. Peck
President and Chief Executive Officer

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 885-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) will be held at Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 21, 2014, at 3:00 p.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	The election of three directors of the Company;

2.	Ratification of appointment of Rayburn, Bates & Fitzgerald P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	An advisory, non-binding proposal resolution with respect to the executive compensation as described in the proxy statement; and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Stockholders of record at the close of business on March 31, 2014, are the stockholders entitled to vote at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL L. WOOLFOLK
SECRETARY

Hopkinsville, Kentucky

April 14, 2014

Important Notice Regarding the Availability of Proxy Materials for the

2014 Annual Meeting of Stockholders to be held on May 21, 2014

This Notice and Proxy Statement, the Company’s 2013 Annual Report to Stockholders and the Company’s

2013 Annual Report on Form 10-K are available electronically at

www.bankwithheritage.com/proxy

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 885-1171

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

May 21, 2014

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HopFed Bancorp, Inc. (the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Heritage Bank USA, Inc. (“Heritage Bank”), 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 21, 2014, at 3:00 p.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to stockholders on or about April 14, 2014.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR the election of three nominated directors (Proposal I), FOR the ratification to appoint Rayburn, Bates & Fitzgerald P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal II), FOR a non-binding resolution to approve the compensation of the Named Executive Officers (Proposal III).

If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxies will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting, and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Certificate of Incorporation and Bylaws. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker non-votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have discretionary authority to vote and has not received specific instructions from you. Under the rules of the New York Stock Exchange, if your broker holds shares in your name and delivers this proxy statement to you, the broker generally has authority to vote shares on “routine” matters. Proposal I and Proposal III are matters we believe will be considered “non-routine”; the broker is not entitled to vote your shares without instructions. Proposal II is considered “routine”, and the broker may vote your shares without instructions.

The Securities and Exchange Commission (“SEC”) has adopted “say on pay” rules required by the Dodd-Frank Act. Under these rules, smaller SEC reporting companies, such as the Company was at the time, were required to conduct say on pay and say on frequency votes on or after January 21, 2013. At the 2013 Annual Meeting of Shareholders, the Company’s shareholders approved holding the say on pay vote annually and this option was later approved by the Board of Directors.

Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting alone will not revoke such stockholder’s proxy.

Important Notice Regarding Availability of Proxy Materials:

The Notice and Proxy Statement, 2013 Annual Report to Stockholders and 2013 Annual Report on

Form 10-K is available electronically at

http://www.cfpproxy.com/4317

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). Stockholders of record as of the close of business on March 31, 2014 (the “Record Date”) are entitled to one vote for each share of Common Stock then held on all matters. As of the Record Date, 7,437,517 shares of the Common Stock were outstanding. The presence in person, or by proxy, of at least one-third of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the 2014 Annual Meeting.

Persons and groups owning in excess of 5% of Common Stock are required to file certain reports regarding such ownership with the Company and the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Record Date, management of the Company was aware that the persons listed below beneficially owned more than 5% of the outstanding shares of Common Stock. This information is based on the most recent report filed by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding

Sandler O’Neill Asset Management, LLC SOAM Holdings, LLC Malta Hedge Fund II, L.P. Terry Maltese	679,503	(1)	9.1%

Wellington Hedge Management, LLC Ithan Creek Master Investors (Cayman) L.P.	684,895	(2)	9.2%

Joseph Stilwell Stilwell Value Partners I, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Associates, L.P. Stilwell Value LLC	699,628	(3)	9.4%

(1)

The information regarding beneficial ownership by Sandler O’Neil Asset Management LLC, a New York limited liability company (“SOAM”), is reported in a Schedule 13G/A filed with the SEC on February 12, 2014, by SOAM, SOAM Holdings, LLC, a Delaware limited liability company (“Holdings”), Malta Hedge Fund II, L.P. a Delaware limited partnership (“MHF II”), and Terry Maltese, Managing Member of SOAM and Holdings. According to the Schedule 13G/A, (a) SOAM has shared voting and shared dispositive power over 435,824 shares; (b) Holdings has shared voting and shared dispositive power over 435,824 shares; (c) MFH II has shared voting and shared dispositive power over 380,538 shares; and (d) Terry Maltese has shared voting and shared dispositive power over 679,503 shares. The address of the principal offices of each of SOAM, Holdings, MFH II and Mr. Maltese is Sandler O’Neill Asset Management, LLC, 150 East 52nd Street, 30th Floor, New York, New York 10022.

(footnotes continued on the following page).

(2)

The information regarding beneficial ownership by Wellington Hedge Management, LLC (“WHML”) is reported in a Schedule 13G/A filed with the SEC on February 14, 2014, by WHML. According to the Schedule 13G/A, Wellington has shared voting and shared dispositive power over 684,895 shares. According to a Schedule 13G/A also filed with the SEC on February 14, 2014, (a) Ithan Creek Master Investors (Cayman) L.P., a Cayman Islands limited partnership (“Ithan Creek”), has shared voting and shared dispositive power over 684,895 shares; and (b) WHML, a Massachusetts limited liability company which is the sole general partner of Ithan Creek, has shared voting and shared dispositive power over 684,895 shares. The address of the principal offices of Ithan Creek and WHML is c/o Wellington Management Company LLP, 280 Congress Street, Boston Massachusetts, 02210.

(3)

The information regarding beneficial ownership by Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”) is reported in a Schedule 13D/A, filed with the SEC on December 6, 2013 (the “Stillwell Schedule 13D”). In its capacity as an investment adviser, Stilwell may be deemed to share beneficial ownership over the shares owned of record by its clients. According to the Stillwell Schedule 13D, Stilwell has shared voting and shared dispositive power over 699,628 shares. According to the Stillwell Schedule 13D, (a) Stilwell Value Partners VI, L.P., a Delaware limited partnership, has shared voting and shared dispositive power over 699,628 shares; (b) Stilwell Activist Fund, L.P., a Delaware limited partnership, has shared voting and shared dispositive power over 699,628 shares; (c) Stilwell Activist Investments, L.P., a Delaware limited partnership, has shared voting and shared dispositive power over 699,628 shares; (d) Stilwell Associates, L.P., a Delaware limited partnership, has voting and dispositive power over 699,628 shares; (e) Stilwell Value LLC, a Delaware limited liability company (“Stilwell Value”), has shared voting and dispositive power over 699,628 shares; and (f) Joseph Stilwell, managing member and owner of more than 99% of Stilwell Value, has shared voting and dispositive power over 699,628 shares. The address of the principal office of Stilwell is 111 Broadway, 12th Floor, New York, New York 10006.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated Clay Smith, Gilbert E. Lee and Dr. Harry J. Dempsey to serve for a three-year term and until a successor is elected and qualified. Delaware law and the Company’s Bylaws provide that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. Stockholders are not entitled to cumulate their votes for the election of directors. If the nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Nominating and Corporate Governance Committee of the Board of Directors may recommend, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The Nominating and Corporate Governance Committee seeks to nominate candidates with diverse experience and perspective and who have the ability to contribute to some the various aspects of our business and a willingness to make the significant commitment of time and effort required of our directors. Community involvement and leadership are important criteria for our Board Members and Executive Management. We believe that each or our nominees and our other directors possess these attributes as discussed in the biographies below.

The following table sets forth for the nominees and for each director and named executive officer such person’s name, age, and the year such person first became a director, and the number of shares and percentage of Common Stock beneficially owned.

The Board of Directors recommends a vote “FOR” the nominees named below as directors of the Company.

NAME	AGE(1)	YEAR FIRST ELECTED DIRECTOR		PRESENT TERM TO EXPIRE	SHARES OF COMMON STOCK BENEFICIALLY OWNED(3)(4)(5)		PERCENT OF CLASS(3)

BOARD NOMINEES FOR TERM TO EXPIRE IN 2017

Clay Smith	62	2011		2014	2,080		—

Harry J. Dempsey, MD	56	1999		2014	37,954		0.5%

Gilbert E. Lee	70	1999		2014	77,115		1.0%

	DIRECTORS CONTINUING IN OFFICE

Ted S. Kinsey	68	2008		2015	16,169		0.2%

John E. Peck	49	2000		2015	66,033		0.9%

Richard Perkins	61	2014	(2)	2015	—		—

Steve Hunt	52	2010		2016	4,161		0.1%

Michael L. Woolfolk	60	2012		2016	42,488		0.6%

Robert Bolton	45	2013		2016	—	(7)	—

Other Named Executive Officers

Billy C. Duvall	48	—		—	28,074		0.4%

P. Michael Foley	41	—		—	6,240		0.1%

Keith Bennett	52	—		—	11,026		0.1%

All Executive Officers and Directors as a Group (12 persons)					291,340		3.9	%(6)

(1)	At December 31, 2013.
(2)	Mr. Perkins was appointed to the Board of Directors of the Company on January 15, 2014.
(3)

At the Record Date. In accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares. Includes shares owned directly by the named individuals, shares held by their spouses, minor children and trusts over which they have or share voting or investment power. Does not include shares held or beneficially owned by other relatives as to which the named individuals disclaim beneficial ownership. Also includes options to purchase Common Stock which are exercisable within 60 days of the Record Date. See “— Directors’ Compensation — 1999 Stock Option Plan.”

(4)	Includes unvested shares held in the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) that may be voted by the following persons: 10,385 shares by Mr. Peck and 2,720 shares by Mr. Foley.
(5)

Includes unvested shares held in the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”) that may be voted by the following persons: 6,969 shares by Mr. Peck, 2,528 shares by Mr. Foley, 5,222 shares by Mr. Woolfolk, 4,298 shares by Mr. Duvall and 463 shares by Mr. Bennett. All shares issued to Messrs. Peck, Woolfolk, Foley and Duvall under the 2013 Plan vest over a three year period at 33.3% per year. The 463 shares issued to Mr. Bennett’s under the 2013 Plan vest over a four year period at 25% per year.

(6)	Includes 7,437,517 of the Company’s Common Stock outstanding as of the record date plus options to purchase 20,808 shares of Common Stock which are exercisable within 60 days of the Record Date.
(7)

Mr. Bolton was issued an option to purchase 40,000 shares of Common Stock by Stilwell. The option vested on the announcement date of Mr. Bolton’s election as a director of the Company, as defined in the option, and has a strike price of $10.23 per share. The option becomes exercisable only upon a change of control of the Company, as defined in the option. Mr. Bolton’s option does not represent a new issuance of Common Stock by the Company as Stilwell must issue these shares from his ownership interest. As such, Mr. Bolton’s option to purchase shares of Common Stock is not included in the ownership percentage calculation outlined in footnote 6 above.

Listed below is certain information about the principal occupations of the Board nominees and the other directors of the Company. Unless otherwise noted, all such persons have held these positions for at least five years.

Director Nominees

Clay Smith. Mr. Smith, elected in 2011, has served as the owner and operator of Pennyrile Ford Lincoln Mercury in Hopkinsville, Kentucky since 2002 and Purchase Ford of Mayfield, Kentucky since 2000. Prior to that, Mr. Smith serviced as Chief Financial Officer of Jenkins and Wynne Honda, Ford and Lincoln for thirteen years. Mr. Smith is a member of the Hopkinsville Rotary Club. Mr. Smith has served as past chairman on several committees of the First Baptist Church of Hopkinsville, of which he is a member. Mr. Smith’s business and financial experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

Harry J. Dempsey, MD. Dr. Dempsey, first elected in 1999, has served as an anesthesiologist with Christian County Anesthesia in Hopkinsville, Kentucky, since 1985. Dr. Dempsey has a variety of business interest including agricultural, retail and residential development, retail and residential construction, and a part-owner of a local residential golf course community. Mr. Dempsey has twice served as a Medical Staff President at Jennie Stuart Medical Center and as a director on the Medical Center’s hospital board. Mr. Dempsey is a past chairman of the Hopkinsville Rotary Club, Hopkinsville Kiwanis, and Christian County Chamber of Commerce. Dr. Dempsey’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Gilbert E. Lee. Mr. Lee has served as a board member since 1999 and has served as Chairman of the Board of HopFed Bancorp, Inc. since July 2008. Mr. Lee is a life-long resident of Christian County, Kentucky. Mr. Lee is co-owner of Lee Rentals, LLC, a residential and commercial real estate rental company. Mr. Lee has owned several businesses in the community, including two consumer finance companies and various retail establishments. Mr. Lee is a member of the Eagle Way Bypass Church of Christ where he previously served on its finance committee. Mr. Lee’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Continuing Directors

John E. Peck. Mr. Peck has served as President and Chief Executive Officer of both the Company and the Bank since July 2000. Prior to that, Mr. Peck was President and Chief Executive Officer of United Commonwealth Bank and President of Firstar Bank-Calloway County. Mr. Peck was a past Board Member and Chairman of the Christian County Chamber of Commerce, Jennie Stuart Hospital and Murray-Calloway County Hospital. Mr. Peck holds a Bachelor of Science of Business Administration with a concentration in Finance from the University of Louisville. Mr. Peck is a graduate of the Louisiana State University School of Banking. Mr. Peck is a member and serves on the finance committee of the First Baptist Church of Hopkinsville. Mr. Peck’s banking experience, his knowledge of products and services and the regulatory environment in which the Company’s operates, as well as his relationship in the banking and financial services industries are among his qualifications to serve on the Board of Director and provide significant value to the Board.

Richard Perkins. Mr. Perkins was appointed to the Board of Directors on January 15, 2014. Mr. Perkins term will expire at the Company’s 2015 Annual Meeting of Stockholders. Mr. Perkins graduated from Western Kentucky University with a business degree and later from the Stonier Graduate School of Banking. Mr. Perkins began his career with the Federal Deposit Insurance Corporation (“FDIC”) as a field bank examiner, later serving as field supervisor in western Kentucky and southern Illinois. Mr. Perkins currently provides part-time consulting services to Loan Review Services, LLC. Mr. Perkins regulatory experience with the FDIC and as a consultant to financial institutions, as well as his business and accounting experience are among his qualifications to serve on the Board of Directors and provide significant value to the Board.

Ted S. Kinsey. Mr. Kinsey, elected in 2008, has served as the owner and operator of Parkway Chrysler, Inc. in Benton, Kentucky since 1980. Mr. Kinsey previously served as a Director of the Bank of Marshall County in Benton, Kentucky and Mercantile Bank of St. Louis, Missouri. Mr. Kinsey has served as a director of the Benton Electric System since 2004 and the Marshall County Hospital in Benton, Kentucky since 2006. Mr. Kinsey is a member and serves on the finance committee of the First Baptist Church of Benton, Kentucky. Mr. Kinsey’s business and banking experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

Michael L. Woolfolk. Mr. Woolfolk has served as Executive Vice President and Chief Operations Officer of the Bank since August 2000. Mr. Woolfolk was appointed to the Board of Directors of the Company on August 15, 2012. Prior to that, he was President of First-Star Bank-Marshall County, President and Chief Executive Officer of Bank of Marshall County and President of Mercantile Bank. Mr. Woolfolk is a member of First Baptist Church of Hopkinsville. Mr. Woolfolk’s banking experience, his knowledge of products and services and the regulatory environment in which the Company’s operates, as well as his relationship in the banking and financial services industries are among his qualifications to serve on the Board of Director and provide significant value to the Board.

Steve Hunt. Mr. Hunt, elected in 2010, is Vice-President of Agri-Power Inc., a Board Member of Agri-Chem and a partner in Hunt Farms, all headquartered in Hopkinsville, Kentucky. Agri-Power operates fourteen retail dealerships for IH Case, New Holland Kubota and Kinze in western Kentucky, southern Indiana, southern Illinois, western Tennessee, northern Alabama and northern Mississippi. Agri-Chem provides agricultural related products and services throughout Western Kentucky as well as operates a river terminal on the Cumberland River in Lyon County, Kentucky. Hunt Farms is a family owned farm with approximately 10,000 acres of corn, wheat and soybeans and approximately 25 acres of tobacco. Mr. Hunt is a fifteen year board member of the Christian County Water District, a eighteen year board member and past president of the Kentucky Small Grain Grower Association, a five year board member of the Christian County Chamber of Commerce Agricultural, and Commerce Committee and member of Hillcrest Baptist Church. Mr. Hunt’s business experience and contacts in the local community are among his qualifications to serve on the Board of Directors and provides significant value to the Board.

Robert Bolton. Mr. Bolton was elected to the Board of Directors in 2013. Mr. Bolton formed Iron Bay Capital, headquartered in Rochester, New York, in 2011. Iron Bay Capital invests in securities of US domiciled, publically traded financial service companies. Prior to forming Iron Bay Capital, Mr. Bolton worked at Mendon Capital advisors for eight years, where he served as managing director and head trader and oversaw four domestic equity financial service portfolios. Mr. Bolton earned a Bachelor of Arts in Philosophy from St. Bonaventure University. In connection with Mr. Bolton consenting to serve as Stilwell’s nominee for election to the Board of Directors of the Company, Stilwell granted Mr. Bolton an option to purchase 40,000 shares of Common Stock of the Company at $10.23 per share. The option is fully vested and will be exercisable only if a change of control of the Company, as defined in the option, has occurred. The option will expire three years from the date that it vested, unless a change in control occurs prior to such time.

Other Executive Officers of the Company

Billy C. Duvall. Mr. Duvall has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank since June 1, 2001. Prior to that, he was an auditor with Rayburn, Betts & Bates, P.C., independent public accountants and nine years as a Principal Examiner with the National Credit Union Administration. Mr. Duvall holds a Bachelor of Business Administration from Austin Peay State University in Accounting and Finance. Mr. Duvall is a Certified Public Accountant of Virginia. Mr. Duvall is the past Board Chairman for the Pennyroyal Mental Health Center, a member of the Hopkinsville Kiwanis Club, and a member of Southside Church of Christ in Hopkinsville.

P. Michael Foley. Mr. Foley was hired in December 2011 to serve as Senior Vice President, Chief Credit Officer of the Bank. Prior to that, from January 2011 to December 2011, he served as Senior Vice President, Senior Credit Officer in the Special Assets Group of Old National Bank of Evansville, Indiana. From July 2006 through December 2010, Mr. Foley served as Senior Vice President, Senior Credit Officer and Chicago Market Manager for Integra Bank of Evansville, Indiana.

Keith Bennett. Mr. Bennett has served as Montgomery County, Tennessee Market President for the Bank since November 2005. Prior to that, Mr. Bennett was Vice President of Commercial Lending for Farmers and Merchants Bank and First Federal Savings and Loan, both of Clarksville, Tennessee. Mr. Bennett served seven years as a field examiner with the Office of Thrift Supervision. Mr. Bennett holds a Bachelor of Business Administration in Accounting from the University of Tennessee at Martin.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Rayburn, Bates & Fitzgerald PC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The firm of Rayburn, Bates & Fitzgerald, P.C. has served as the Company’s auditors since 2000. A representative of the firm is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Rayburn, Bates & Fitzgerald, PC for the 2013 and 2012 fiscal years, see “Independent Registered Public Accounting Firm” below.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Rayburn, Bates & Fitzgerald, P.C., as the Company’s independent registered public accounting firm.

As to ratification of the independent registered public accounting firm, the proxy card being furnished by the Board of Directors enables a stockholder to: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” from voting on the proposal. Ratification of the independent public accounting firm must be approved by the affirmative vote of a majority of the votes cast on the proposal, without regard to broker non-votes or proxies marked “ABSTAIN.”

PROPOSAL III — A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the stockholders of HopFed Bancorp, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure in the Proxy Statement.”

Because this vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling a decision by the Board nor create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast on the proposal. On this matter, broker non-votes and abstentions will have no effect on the voting.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Our compensation policies and procedures are centered on a pay-for-performance culture. The Board of Directors believes the Company’s compensation practices are aligned with the long-term interests of our stockholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that are intended to reward executives for results consistent with stockholder interests.

In last year’s Proxy Statement for the 2013 Annual Meeting, a similar vote was requested by the Company. The results for last year’s votes were as follows:

For 3,517,292	Against 2,644,133	Abstain 62,733

In 2013, the Company encountered a hostile activist shareholder (“activist”). The activist staged an aggressive campaign against management’s say on pay proposal, a proposal to approve the 2013 Long Term Incentive Plan, and ran a board nominee in opposition to one of management’s nominees. The activist was successful in winning a board seat but did not win on the additional proposals. The activist’s stated reason for his proxy contest was a disagreement with the Company’s management over a pending acquisition of another bank.

In 2013, the Committee made restricted stock awards under the 2013 Plan that vest over a three year period. The restricted stock awards were paid in lieu of cash bonuses paid to the Named Executive Officers in 2009 through 2012. The Committee believes that a significant portion of the executive officers compensation should be in the form of equity and it is in the best interest of all shareholders for the Company’s executives to own a meaningful stake in the Company.

Our Board and our Compensation Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION

APPROVING THE COMPENSATION OF EXECUTIVES.

CORPORATE GOVERNANCE AND OTHER MATTERS

BOARD OF DIRECTOR AND STOCKHOLDER MEETINGS

The Board of Director’s met twelve times during the fiscal year ended December 31, 2013. All directors attended at least 75% of the Board of Director’s meetings and assigned committee meetings in 2013. The Company encourages directors’ attendance at its Annual Meetings and requests that directors make reasonable efforts to attend. All of the members of the Board of Directors attended the 2013 Annual Meeting.

BOARD OF DIRECTOR INDEPENDENCE

Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ rules and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Messrs. Dempsey, Hunt, Kinsey, Lee, Smith and Perkins (effective January 15, 2014) are independent directors of the Company within the meaning of applicable NASDAQ listing standards.

Independent members of the Board of Directors of the Company meet in executive session without management present and are scheduled to do so at least two times per year. During the fiscal year ended December 31, 2013, the independent members of the Board of Directors met two times in executive session without management present.

STOCKHOLDER COMMUNICATION

Stockholders may communicate directly with members of the Board of Directors or the individual chairman of standing Board of Directors committees by writing directly to those individuals at the following address: P.O. Box 537, Hopkinsville, Kentucky 42241. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual, unless the Company believes the communication may pose a security risk. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics that applies to all officers, other employees and directors. A link to the Code of Ethics is on the Investor Relations portion of the Company’s website. Any waiver or substantive amendments of the Code of Ethics applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Corporate Governance Committee. The Board of Directors has determined that all of the directors who serve on these committees are independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards. The Board of Directors has adopted a charter for each of the three standing committees. Links to these committee charters are on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com. The Board of Directors of each of the Company and the Bank also has an Executive Committee.

Audit Committee

The current members of the Audit Committee are Dr. Dempsey, who serves as the Chairman, and Messrs. Lee, Perkins and Smith. Each of the members of the committee is independent within the meaning of applicable NASDAQ rules. As of December 31, 2013, the Board of Directors has determined that it did not have an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The lack of an “audit committee financial expert” was the result of the failure to re-elect Dr. Thomas I. Miller to the Board of Director at the 2013 annual meeting. Since the annual meeting, the Board of Directors has sought an independent board member who would meet the qualifications of an audit committee financial expert. It is difficult for a community financial institution to find a single individual who possess all of the SEC’s qualifications necessary of an audit committee financial expert. The Board of Directors believes that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee. The Audit Committee has authority to engage legal counsel, accounting professionals and other experts it deems appropriate to carry out its responsibilities. The Board of Directors anticipates that Mr. Perkins possess sufficient experience to qualify as an audit committee financial expert in the future. Mr. Perkins is not currently named as an audit committee financial expert due to his short tenure as a Director of the Company prior to the issuance of the Company’s 2013 Annual Report on Form 10-K, including its Management Discussion and Analysis and Audited Financial Statements.

The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements. The Audit Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

The Audit Committee met four times during 2013. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the audit committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors, available on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditor. The policy requires that all services to be provided by the independent auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided during 2013.

Compensation Committee

The members of the Compensation Committee are Mr. Hunt, who serves as the Chairman, and Messrs. Kinsey and Lee, each of whom is a non-employee director and is also independent within the meaning of NASDAQ listing standards. The Compensation Committee met two times during 2013. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers and directors. The Compensation Committee also administers our stock incentive plans. A link to the Compensation Committee Charter is on the “Investor Relations” portion of our website.

Nominating and Corporate Governance Committee

The independent members of the Board of Directors serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by stockholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2013, the Nominating and Corporate Governance Committee held two meetings.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Company and serving the long-term interests of the Company’s stockholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such director’s overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period (incumbent directors whose terms are to expire do not participate in such review); and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NASDAQ rules, and then selects a candidate for recommendation to the Board of Directors by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses a network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a stockholder(s) holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided the stockholders follow the procedures set forth in the Company’s Certificate of Incorporation. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, and based on whether the candidate was recommended by a stockholder or otherwise.

The Company’s Certificate of Incorporation provides that, to be timely, a stockholder’s notice of nomination must be delivered or mailed to the Secretary of the Company not less than 30 days nor more than 60 days prior to an annual meeting; provided, however, that in the event that less than 40 days’ notice of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be not later than close of business on the 10th day following the date on which notice is mailed. A stockholder’s notice of nomination must also set forth as to each person who the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company which are beneficially owned by such person, and (d) any other information reasonably requested by the Company.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. Stockholder nominations may be proposed by any shareholder eligible to vote at an annual meeting provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation. See “Date for Submission of Stockholder Proposals.”

The Nominating and Corporate Governance Committee may reject any nomination by a stockholder not made in accordance with the requirements of the Company’s Certificate of Incorporation. Notwithstanding the foregoing procedures, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the chairman of the annual meeting shall, if the facts warrant, determine at the annual meeting whether the nomination was made in accordance with the terms of the Certificate of Incorporation.

Executive Committees

The Board of Directors of each of the Company and the Bank has established an Executive Committee which, when the Board of the Company or the Bank is not in session, may exercise all of the authority of the Board except to the extent that such authority is limited by law or Board resolution. Members of the Executive Committee of each of the Company and the Bank are Messrs. Lee, Smith, Kinsey and Peck. During 2013, the Executive Committee of the Company and the Bank each conducted one meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”), comprised of three independent directors, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to the CEO and the other executive officers of the Company. The Committee meets a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions. The Committee operates in accordance with a charter, most recently revised in January 2014, which sets forth its rights and responsibilities. The Committee and the Board annually review the charter.

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our Named Executive Officers listed in the Summary Compensation Table. Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the Named Executive Officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation plans, policies and benefit programs.

Compensation Philosophy and Objectives

The Company and the Committee believe that the compensation paid to executive officers should be closely aligned with the long term performance of the Company, such compensation must be competitive with similar institutions in the region, and compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. The Committee utilizes both salary and equity compensation as a tool to attract and retain key executive officers.

The Committee believes that compensation should be structured to ensure that a portion of the executive’s compensation opportunities will be directly related to Company achieving its longer term goals established in its Three Year Business Plan. Execution of the Company’s Three Year Business Plan may not result in immediate improvement in the Company’s stock price as the Company’s plan includes the reduction of loans classified as substandard, the introduction of loan production offices both in Nashville, Tennessee, and the communities surrounding Nashville, Tennessee, and quality loan portfolio growth. The Committee has chosen to de-emphasize many traditional long established financial metrics such as return on assets and return on equity as the Company’s performance against these metrics may be lower than ideal in the short term and may work against the Company’s long term best interest.

The Board of Directors remains committed to shareholder value by achieving a higher stock price in the future, with most operational and financial goals set within a five year time frame. The Committee recognizes that the Company’s stock is thinly traded and daily prices can fluctuate significantly based on small trade volumes, making it difficult to measure the short-term performance of the Company’s stock.

For the Company’s most senior executive officers, including the executive officers named in this proxy statement, equity compensation is designed to so as to become a material percentage of overall compensation. At July 1, 2013, the Committee made equity awards equal to approximately 25% of the total compensation package for Messrs. Peck, Woolfolk, Duvall and Foley. The Committee believes high levels of equity compensation align the Company’s senior executive officers with that of stockholders.

Role of Executive Officers and Compensation Consultant

The Committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee considers the CEO’s recommendation when making its final compensation decision for all executives other than the CEO.

The Committee utilizes the Human Resource Department and also has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee in 2013 utilized the 2012 Financial Institutions Compensation Survey Report (the “KBA Survey”), prepared for the Kentucky Bankers Association (“KBA”) by Crowe Chizek and Company LLC, to compare and benchmark the total compensation program for the CEO and other executive officers. The KBA Survey collects data from over 90 financial institutions and reports data on more than 8,800 bank employee salaries. The Company participates in this Survey annually.

In addition to the KBA Survey, the Compensation Committee hired Feldman Advisors, Inc. (“Feldman Financial”) of Washington, D.C. in 2012 and 2013 to conduct a salary review all publically traded banks and thrifts in the Southeastern United States with assets between $750 million and $2.0 billion. The median size, financial performance, and financial condition of these institutions were analyzed to ensure similarity of business plans and comparability to the Company.

Setting Executive Compensation

The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. The Company has structured cash and equity compensation to motivate executives to achieve the business goals set by the Company and rewards the executives for achieving such goals. For the executive officers, including the Named Executive Officers in the Summary Compensation Table, the current compensation package includes a base salary, grants of stock options and/or awards of restricted stock. Executives with lending responsibilities may also receive cash bonuses based on incentives including production, asset quality and margin enhancement. The executive’s base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. The Committee believes the combined value of base salary plus annual incentive is competitive with the salary and bonus provided to similarly situated executives as reflected in the salary report from the KBA Survey and Feldman Financial.

Base Salary

Base salary ranges are established based on a number of factors, including information gathered from the KBA Survey and Feldman Financial survey of similar asset sized financial institutions as well as other market data. The surveys illustrate the market rate for select executive positions expressed as a percentage of the median paid by the respondent companies. Executive positions are individually benchmarked against these survey sources annually to establish a competitive salary range for each position, which is typically targeted to be at or slightly above the median of the survey results.

The actual base salary of each executive officer relative to the target established above is determined by the executive’s performance, which is evaluated annually by the CEO and reviewed and approved by the Committee. In the case of the CEO, the Committee also considers the performance of the Company, and the anticipated level of difficulty of replacing the CEO with someone of comparable experience and skill. Based on these factors, the Committee established the CEO’s base salary at $301,044 per year beginning July 1, 2013. Salaries for the named executive officers are set forth on the Summary Compensation Table.

The Committee adjusted the salary of Mr. Bennett to $175,848 effective on January 1, 2014. In June 2013, the Committee chose not to adjust the salaries of Messrs. Peck, Woolfolk and Duvall and they remained unchanged from the prior year at $301,044, $225,608, $185,680. Mr. Foley’s salary was adjusted to $182,000 effective on July 1, 2013. The Committee will review the salaries of Messer’s Peck, Woolfolk, Foley and Duvall in June 2014, with any changes in base salary effective as of July 1, 2014. Only July 1, 2013, the Committee chose to extend to contracts of Messrs. Peck, Woolfolk, and Duvall for one additional year.

Long Term Incentive Compensation

The Company made grants of restricted stock under the Company’s 2004 Long Term Incentive Plan (“2004 Plan”) to the CEO and the Company’s Chief Credit Officer in 2012. In 2012, the Committee approved restricted stock awards totaling 1,566 shares to non-executive management employees under the 2004 Plan. In 2013, the Committee approved restricted stock awards totaling 227 shares to a non-executive management employee under the 2004 Plan.

On July 1, 2013, the Company made grants of restricted stock under the Company’s 2013 Long Term Incentive Plan (“2013 Plan”) to the Messrs. Peck, Woolfolk, Foley, Duvall and Bennett of 6,969 shares, 5,222 shares, 2,528 shares, 4,298 shares, and 463 shares, respectively. Also at July 1, 2013, the Company awarded 1,852 shares of restricted stock to non-executive management employees under the 2013 Long Term Incentive Plan.

Retirement Plans

Defined Contribution Plan

The Company has a defined contribution retirement plan in which all of the named executive officers currently participate.

401(k) Plan

The Company’s 401(k) Plan is a tax-qualified plan that covers all eligible salaried and hourly employees. Currently the Company makes matching contributions of 100% up to the 4% elective deferral rate. Elective deferrals of greater than 4% are not matched by the Company. In addition, the Company provides an additional contribution for all eligible employees equal to 4% of their base salary.

The amount of total contributions made by the Company to each participant is subject to income limitations by the Internal Revenue Service. The 401(k) Plan is a defined contribution plan and as such the ultimate benefit is a derivative of the contributions made and the performance of the underlying investments. Each participant self directs their respective investments from an approved master list of qualifying investment funds. No Company issued securities are held in the 401(k) plan. For the year ended December 31, 2013, all named executive officers participated in the 401(k) Plan. For the year ended December 31, 2013, the Company’s total expense related to its 401(k) Plan was $737,000.

Perquisites and Other Personal Benefits

The Company generally does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance, tax preparation, or other benefits not described above. The only exception is that the Company provides Mr. Peck and Mr. Bennett with reimbursement of country club dues. Mr. Peck also has the use of a Company-leased vehicle. The values of these benefits are disclosed in the Summary Compensation Table.

Employment and Other Agreements

The Company and the Bank have employment agreements with Messrs. Peck, Woolfolk, Duvall, Foley and Bennett.

The employment agreements with Messrs. Peck and Woolfolk are three-year agreements. On each annual anniversary date of these agreements (June 30), the employment agreements and Messrs. Peck’s and Woolfolk’s term of employment may be extended for an additional one-year period beyond the then effective expiration date, provided that the Board determines in a duly adopted resolution that Messrs. Peck’s and Woolfolk’s performance has met the Board’s requirements and standards. The agreements provide for a base salary and certain perquisites as noted above. In addition, the agreements provide certain payments to Mr. Peck in the event his employment is terminated as a result of a change of control of the Company or the Bank, or if he is terminated without just cause. Upon a termination within 12 months after a change in control, Messrs. Peck and Woolfolk would be entitled to receive a lump sum payment equal to 2.9 times of their base salary.

Messrs. Peck’s and Woolfolk’ s employment agreement with the Company also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Upon a termination without just cause, Messrs. Peck and Woolfolk would be entitled to a lump sum payment equal to his remaining salary under the agreements.

Mr. Duvall’s employment agreement is for a three-year term beginning on July 1, 2013 and ending on June 30, 2016. The Compensation Committee may extend the employment agreement for an additional year prior to July 1 of each year. The contract provides for a base salary as noted above. In addition, the agreement provides certain payments to Mr. Duvall in the event his employment is terminated as a result of a change of control of the Company or the Bank, or he is terminated without just cause. Upon a termination within 12 months after a change in control, Mr. Duvall would be entitled to receive an amount equal to 2.9 times his base salary. Upon a termination without just cause, Mr. Duvall would be entitled to a lump sum payment equal to their remaining salary under the agreement. Mr. Duvall’s current base salary is $185,680.

The employment contracts for Messrs. Peck, Woolfolk and Duvall contain a non-solicitation provision which provides that Messrs. Peck and Woolfolk will not make contact with any employees of the Company or Bank with whom he had contact with during his term of employment for the purpose of soliciting such employee for hire. In the event of a change of control, the non-solicitation provision for Messrs. Peck, Woolfolk and Duvall becomes void.

Mr. Foley’s employment agreement is for a term beginning on December 15, 2011 and ending on December 14, 2014. The Compensation Committee may extend the employment agreements for an additional year prior to July 1 of each year. The agreement provide for a base salary as noted above. In addition, the agreements provide certain payments to Mr. Foley in the event their employment is terminated as a result of a change of control of the Company or the Bank, or they are terminated without just cause. Upon a termination within 12 months after a change in control, Mr. Foley would be entitled to receive an amount equal to the remaining term of his contract.

Mr. Bennett’s employment agreement with Heritage Bank is for a four year term beginning on April 25, 2013 and ending on April 25, 2017. The Compensation Committee may continue to extend the employment agreement for an additional year prior to July 1 of each year. The agreement provides for a base salary of $172,824 at April 25, 2013, and was adjusted to $175,848 on January 1, 2014. In addition, the agreement provided Mr. Bennett with an annual restricted stock award with a value of $5,000 per year that vest at a rate of 25% per year.

The employment agreements for Messrs. Foley and Bennett include a non-competition clause, which would prevent Mr. Foley from being employed, owning, or acting as a consultant to any financial institution, mortgage brokerage firm, insurance firm or other company that may compete either indirectly or directly with the Company or the Bank for a period of one year after termination of employment. The non-competition clause extends to a fifty mile radius of any office of the Company or its subsidiaries. In the event of a change of control, the non-competition clause for Mr. Foley is voided.

The severance payments provided in the agreements are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code and the regulations and guidance there-under.

Except for these agreements, and our broad-based severance policy, none of our named executive officers has an agreement which requires us to pay their salaries for any period of time. We entered into these agreements because the banking industry has been consolidating for a number of years, and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and assist us in retaining our executive talent.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Base salary, by its nature, does not qualify as performance-based compensation under Section 162(m). Grants of stock options and restricted stock under its stock award plans qualify as performance-based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors hereby furnishes this report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. This report is submitted on behalf of the members of the Compensation Committee.

Respectfully submitted on March 31, 2014.

Steve Hunt, Chairman
Ted Kinsey
Gilbert E. Lee

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2013 or is a former officer of the Company or any of its subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Company’s CEO, CFO, and the three other most highly compensated executive officers for the fiscal year ended December 31, 2013, December 31, 2012, and December 31, 2011.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards (2)	All Other Compensation(3)	Total
John E. Peck	2013	$301,044	—	$75,265	$68,084	$444,393
President & CEO	2012	$301,044	$59,953	$36,393	$51,162	$448,552
	2011	$292,524	—	$68,286	$43,130	$403,940

Billy C. Duvall	2013	$185,680	—	$46,418	$15,333	$247,431
Treasurer & CFO	2012	$185,680	$45,221	—	$19,848	$250,749
	2011	$180,425	$44,492	—	$18,823	$243,740

Michael L. Woolfolk	2013	$225,608	—	$56,398	$36,497	$318,503
Chief Operating Officer	2012	$225,608	$55,047	—	$28,841	$309,496
Board Secretary	2011	$219,223	$54,059	—	$20,840	$294,122

Keith Bennett	2013	$172,824	$7,415	$5,000	$19,688	$204,927
Montgomery Co.	2012	$168,609	$5,180	—	$18,953	$192,742
Market President	2011	$162,106	—	—	$19,533	$181,639

Michael Foley (4)	2013	$176,000	—	$27,302	$15,189	$218,491
Chief Credit Officer	2012	$169,465	—	$25,389	$418	$195,272
	2011	$4,575	—	—	N/A	$4,575

(1)

Represents cash bonus paid for meeting operational and long term financial goals established by the Company’s Board of Directors. Mr. Bennett’s 2013 and 2012 bonuses were earned as a result of obtaining goals in the Company’s loan officer incentive plan available to all loan officers.

(2)

Restricted stock awards approved by the Compensation Committee under the 2004 Plan prior to June 30, 2013, vest over a four year period at a rate of 25% per year. Restricted stock awards approved by the Compensation Committee on or after July 1, 2013, under the 2013 Plan that was approved at the 2013 Annual Meeting of Shareholders may vest over a three or four year period at a rate of 33.3% per year or 25% per year, respectively. All awards granted to the named executive officers in 2013 were granted under the 2013 Plan. With the exception of Mr. Bennett, whose restricted stock awards vest over a four year period, all restricted stock awards granted to Named Executive Officers under the 2013 Plan in 2013 vest over a three year period. Under both the 2004 Plan and the 2013 Plan, vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination of employment without cause of the grant recipient. For Messrs. Peck, Duvall, Woolfolk, Foley and Bennett, the Committee granted restricted stock awards totaling 6,969 shares, 4,298 shares, 5,222 shares, 2,528 shares and 463 shares, respectively on July 1, 2013. The Committee granted restricted stock awards to Messrs. Peck and Foley of 5,199 shares 3,627 shares under the 2004 Plan in 2012. The Committee granted 8,985 restricted shares to Mr. Peck in 2011 under the 2004 Plan. The grant date fair value of the awards shown in the above table was computed in accordance with FASB ASC TOPIC 718 and represents the total projected expense to the Company of awards made in 2011, 2012 and 2013.

(3)

Includes Company matching contributions under our 401(k) plan of up to 8% of base salary. In 2011, the Company’s matched a total of $19,600, $18,523, $19,600 and $13,427, for Messrs. Peck, Duvall, Woolfolk and Bennett, respectively. In 2012, the Company’s matched a total of $20,000, $18,740, $20,000 and $14,204, for Messrs. Peck, Duvall, Woolfolk, and Bennett, respectively as Mr. Foley was not eligible to participate in the Company’s 401K plan until January 1, 2013. In 2013, the Company’s matched a total of $20,200, $14,883, $18,092, $14,423 and $14,889, for Messrs. Peck, Duvall, Woolfolk, Bennett and Foley, respectively. Mr. Peck was paid $7,275 for the Company’s use of a building he owns. Also included in this column are amounts for a life insurance policy provided to all full time employees equal to three times the employee’s base compensation and payments on Mr. Peck’s behalf of $3,240 and Mr. Bennett’s behalf of $7,204 for local country club memberships. The column titled other expenses also includes the lease payment of $10,494 on an automobile provided to Mr. Peck. In 2013, Messrs. Peck and Woolfolk received fees paid to them as Board of Directors of the Company totaling $7,825 and $6,650, respectively. In 2013, Messrs. Peck and Woolfolk received fees paid to them as Board of Directors of the Company totaling $16,425 and $15,250, respectively.

(4)	Mr. Foley was hired as Chief Credit Officer on December 15, 2011.

Grant of Plan - Based Awards

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2013, December 31, 2012 and December 31. 2011. All restricted stock grants and award-based pricing have been adjusted to reflect the Company’s 2% stock dividend paid to stockholders of record on October 3, 2011.

Name	Grant Date(1)	Estimated future payouts under Non- Equity Incentive Plan Awards	Estimated future payouts under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock(2)(4)(5)(6)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards(3)
John E. Peck	7/01/2013	N/A	N/A	6,969	(5)	N/A	$10.80		$75,265
	6/20/2012	N/A	N/A	5,199	(2)	N/A	$7.00		$36,393
	6/30/2011	N/A	N/A	8,985	(2)(4)	N/A	$7.60	(4)	$68,286

P. Michael Foley	7/01/2013	N/A	N/A	2,528	(5)	N/A	$10.80		$27,302
	6/20/2012	N/A	N/A	3,627	(2)	N/A	$7.00		$25,389

Michael L. Woolfolk	7/01/2013	N/A	N/A	5,222	(5)	N/A	$10.80		$56,398

Billy Duvall	7/01/2013	N/A	N/A	4,298	(5)	N/A	$10.80		$46,418

Keith Bennett	7/01/2013	N/A	N/A	463	(6)	N/A	$10.80		$5,000

(1)

The Compensation Committee granted Mr. Peck a restricted stock award on June 30, 2011, and June 20, 2012, and granted Mr. Foley a restricted stock award on June 20, 2012. The Compensation Committee granted Messrs. Peck, Foley, Woolfolk, Duvall and Bennett restricted stock awards on July 1, 2013. All awards prior to July 1, 2013 were granted under the 2004 Plan. Awards granted on or after July 1, 2013, were granted under the 2013 Plan

(2)

Restricted stock awards approved by the Compensation Committee under the 2004 Plan vest over a four year period at a rate of 25% per year. Under the 2004 Plan, vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination without cause of the grant recipient.

(3)

The grant date fair value of the awards shown in the above table was computed in accordance with FASB ASC Topic 718 and represents the total projected expense to the Company of awards made in 2011, 2012 and 2013.

(4)	The number of shares and base price of shares awarded was adjusted for a 2% stock dividend paid to shareholders of record on October 3, 2011.
(5)

Restricted stock awards approved by the Compensation Committee under the 2013 Plan that vest over a three year period at a rate of 33.33% per year. Under the 2013 Plan, vesting is accelerated upon a change in control, the death of the recipient or termination without cause of the grant recipient.

(6)

Restricted stock awards approved by the Compensation Committee under the 2013 Plan that vest over a four year period at a rate of 25% per year. Under the 2013 Plan, vesting is accelerated upon a change in control, the death of the recipient or termination without cause of the grant recipient.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards as of December 31, 2013. The outstanding stock awards, stock options exercisable and option exercise strike price have been adjusted to reflect a 2% stock dividend paid to shareholders of record on October 3, 2011.

	Option Awards			Stock Awards
	Number of	Number of
	Shares	Shares					Market
	Underlying	Underlying			Number of		Value of
	Unexercised	Unexercised	Option	Option	Share that		Shares that
	Options	Options	Exercise	Exercise	have not		have not
Name	Exercisable	Unexercisable	Price	Price	Vested		Vested(1)

John E. Peck
2010 Restricted Stock Award	—	—	—	—	2,080	(2)	$23,691
2011 Restricted Stock Award	—	—	—	—	4,405	(3)	$50,173
2012 Restricted Stock Award	—	—	—	—	3,900	(4)	$44,421
2013 Restricted Stock Award	—	—	—	—	6,969	(5)	$79,377

Michael L. Woolfolk
2013 Restricted Stock Award	—	—	—	—	5,222	(5)	$59,479

Billy C. Duvall
2013 Restricted Stock Award	—	—	—	—	4,298	(5)	$48,954

P. Michael Foley
2013 Restricted Stock Award	—	—	—	—	2,528	(5)	$28,794
2012 Restricted Stock Award	—	—	—	—	2,720	(4)	$30,981

Keith Bennett
2013 Restricted Stock Award	—	—	—	—	463	(6)	$5,331

(1)	The fair market value of the Company’s common stock price at the end of the fiscal year was $11.39 per share.
(2)	Remaining unvested shares that will vest on June 15, 2014
(3)	Remaining unvested shares that will vest 50% on June 15, 2014, and 50% on June 15, 2015.
(4)	Remaining unvested shares that will vest 33% on June 20, 2014, 33% on June 20, 2015, and 34% on June 20, 2016 issued under the 2004 Plan.
(5)	Remaining unvested shares that will vest 33% on June 20, 2014, 33% on June 20, 2015, and 34% on June 20, 2016 issued under the 2013 Plan.
(6)	Remaining unvested shares that will vest 25% on June 20, 2014, 25% on June 20, 2015, and 25% on June 20, 2016, and 25% on June 20, 2016, under the 2013 Plan.

Option Exercises and Stock Vested

The following table sets forth exercised options and vested awards for the fiscal years ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

John E. Peck	N/A	N/A	7,917	$87,453
Billy C. Duvall	N/A	N/A	N/A	—
Michael L. Woolfolk	N/A	N/A	N/A	—
P. Michael Foley	N/A	N/A	907	$10,019
Keith Bennett	N/A	N/A	N/A	—

(1)	In 2013, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2013.
(3)

For Mr. Peck, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 14, 2013, June 20, 2013, and June 30, 2013 with a weighted average price of $10.88 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. For Mr. Foley, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock on June 28, 2013, which was $10.80 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year.

The following table sets forth exercised options and vested awards for the fiscal years ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

John E. Peck	N/A	N/A	13,843	$115,927
Billy C. Duvall	N/A	N/A	427	$2,989
Michael L. Woolfolk	N/A	N/A	585	$4,095
Keith Bennett	N/A	N/A	383	$3,121

(1)	In 2012, the Compensation Committee did not grant any options.
(2)

Represents the number of shares of restricted stock vested in 2012. Mr. Peck’s vesting shares included 13,062 shares of restricted stock that vested as a result of the Company’s repurchase of 100% of its preferred stock at par from the United States Treasury on December 19, 2012.

(3)

For Messrs. Peck, Duvall, Woolfolk, and Bennett, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 18, 2012 of $7.00 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. Mr. Bennett’s award vested on November 2, 2012, and the value realized on vesting shares was computed using the closing price of the Company’s common stock on that date of $8.15 per share. Mr. Peck had 13,062 shares vest on December 19, 2012, the date of the Company’s repurchase of 100% of its preferred stock issued under the United States Treasury’s Capital Purchase Program. The closing price of the Company’s common stock on December 19, 2012, was $8.38 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year.

The following table sets forth exercised options and vested awards for the fiscal years ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

John E. Peck	N/A	N/A	1,329	$12,855
Billy C. Duvall	N/A	N/A	727	$6,387
Michael L. Woolfolk	N/A	N/A	1,005	$9,724
Keith Bennett	N/A	N/A	703	$4,260

(1)	In 2011, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2011.
(3)

For Messrs. Peck, Duvall and Woolfolk, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 15, 2011 of $7.75 per share, plus unpaid dividends and interest on unpaid dividends of 5% per year. Mr. Bennett’s award vested on November 2, 2011, and the value realized on vesting shares was computed using the closing price of the Company’s common stock on that date of $6.06 per share.

Equity Compensation Plans

1999 Stock Option Plan. Pursuant to the 1999 Stock Option Plan (the “1999 Plan”) which was approved at the 1999 Annual Meeting of Stockholders, directors and employees of the Company and the Bank are eligible to receive options to acquire shares of Common Stock and stock appreciation rights. Upon stockholders’ approval, each director of the Company (other than Messrs. Dempsey, Lee, Harvey, Peck and Miller who were subsequently elected to the Board of Directors) received an option to acquire shares of Common Stock. As of the Record Date, all options granted to the Company’s directors expired. The Company may no longer issue additional options from this plan. The remaining option outstanding is issued to a non-executive employee and will expire on June 1, 2014.

2004 Long-Term Incentive Plan. Pursuant to the 2004 Plan, which was approved at the 2004 Annual Meeting of Stockholders, 200,000 shares of Common Stock (subject to adjustment as provided for in the 2004 Plan) are available for issuance pursuant to a variety of awards, including options, share appreciation rights, restricted shares, restricted share units, deferred share units, and performance-based awards. The purpose of the 2004 Plan was to attract, retain and motivate select employees, officers, directors, advisors and consultants of the Company and its affiliates and to provide incentives and rewards for superior performance. The Compensation Committee did not make any restricted stock awards to non-employee directors during years ended December 31, 2012, and December 31, 2013. The Company may no longer issue additional options from this plan.

2013 Long-Term Incentive Plan. Pursuant to the 2013 Plan, which was approved at the 2013 Annual Meeting of Stockholders, 300,000 shares of Common Stock (subject to adjustment as provided for in the 2013 Plan) are available for issuance pursuant to a variety of awards, including options, share appreciation rights, restricted shares, restricted share units, deferred share units, and performance-based awards. The purpose of the 2013 Plan is to attract, retain and motivate select employees, officers, directors, advisors and consultants of the Company and its affiliates and to provide incentives and rewards for superior performance. The Compensation Committee did not make any restricted stock awards to non-employee directors during years ended December 31, 2012, and December 31, 2013. At December 31, 2013, the Company has issued 21,332 under the 2013 Plan and may issue another 278,668 shares under the 2013 Plan.

The following table provides information as of December 31, 2013, with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

1999 Plan	20,808	$16.67	—

2013 Plan	300,000	—	278,668

DIRECTOR COMPENSATION

The following table sets forth the compensation received by the Company’s non-employee directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation (3)	Total

Thomas I. Miller (5)	$19,550	—	N/A	$5,400	$24,950
Robert Bolton (5)	$8,225	—	N/A	—	$8,225
Harry J. Dempsey	$23,775	—	N/A	—	$23,775
Gilbert E. Lee	$25,475	—	N/A	—	$25,475
Ted S. Kinsey	$19,850	—	N/A	$5,400	$25,250
Steve Hunt	$20,900	—	N/A	—	$20,900
Clay Smith	$19,850	—	N/A	—	$19,850
John Peck (4)	$16,425	—	N/A	—	$16,425
Michael Woolfolk (4)	$15,250	—	N/A	—	$15,250

(1)

Members of the Board of Directors of the Company receive fees in their capacity as such. Messrs. Peck and Woolfolk, as Directors who are employed by the Company and the Bank receive additional compensation of $700 per month for their service as a director.

(2)

Includes a $400 monthly retainer and, with the exception of Board Chairman Lee, an additional $700 per month for each Bank board meeting attended. The Chairman of the Board receives $775 per month for each Bank board meeting attended. In addition, each non-employee board member receives $350 for committee meetings attended. Messrs. Miller and Kinsey also serve as community board members for the Bank. Community board members serve on non-voting advisory boards in their local communities of residence or influence. Each community board member receives a monthly retainer of $450.

(3)	Cash payments to Directors of the Company for the participation in local Community Boards.
(4)	Messrs. Peck and Woolfolk are employees of the Company. Their Board Compensation is also included in the “Other Compensation” section of the Named Executive Officer portion of this Proxy Statement.
(5)

Dr. Miller served on the Company’s Board of Directors through May 2013. Dr. Miller continues to serve on the Bank’s Board of Directors. Mr. Bolton was elected to the Company’s Board of Directors at the 2013 Annual Meeting and began his board term in June 2013.

During the year ended December 31, 2013, the Company’s directors’ fees totaled $224,250, which included cash payments of $23,425 and $9,875 to two directors of the Bank and $10,850 to one former director of the bank who retired in May 2013. The Compensation Committee annually reviews and makes recommendations regarding director compensation. These recommendations are based upon, among other things, the Committee’s consideration of compensation paid to directors of comparable financial institutions.

Other Benefits. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also provide our directors with customary directors and officers liability insurance.

Potential Payments Upon a Change In Control or Termination

The following table quantifies the estimated change in control payment that would have been payable to each named executive officer assuming a change in control or involuntary termination without cause had occurred on December 31, 2013, and other requirements for payment had been met. The Company is not required to make any payments to executive officers upon their voluntary termination or termination with cause.

		Restricted
	Cash	Stock		Tax
Name	Severance	Acceleration (1)	Benefits (2)	Payments (3)	Total
John Peck
Change of control	873,028	197,651	—	392,862	1,463,541
Involuntary termination without cause	752,610	197,651	—	338,675	1,288,936

Billy Duvall
Change of control	538,472	48,954	—	—	587,426
Involuntary termination without cause	463,946	48,954	—	—	512,900

Michael Woolfolk
Change of control	741,263	59,479	—	333,568	1,134,310
Involuntary termination without cause	638,670	59,479	—	287,402	985,551

Mike Foley
Change of control or involuntary termination without cause	174,022	59,775	—	—	233,797

Keith Bennett
Change of control or involuntary termination without cause	583,430	5,274	—	—	588,704

(1)	Assumes the immediate vesting of all unvested restricted stock upon a change in control using the fair market value of our Common Stock at December 31, 2013, of $11.39.
(2)	Represents the cost to continue medical insurance, dental and life insurance, 401(k) matching of the employee’s base salary and other benefits for the remaining contractual period.
(3)

Represents taxes associated with “excess parachute payments.” These taxes include any excise tax imposed under Section 4999 of the Internal Revenue Code as well as any federal, state or local tax resulting from the excise tax payment. Due to the Company’s participation in the United States Treasury’s Capital Purchase Program, executives may not receive these payments at this time.

CERTAIN TRANSACTIONS

Our directors, executive officers, and members of their immediate families, as well as organizations with which such persons are affiliated, were customers of the Bank during 2013. All loans to our related persons – as defined in Instruction 1 to item 404(a) of Regulation S-K- were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those provided at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2013, the Committee met five times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent auditors prior to the public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board Rules, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function within the organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended and adopted by the PCAOB in Rule 3200T, and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder. The Committee will continue to obtain updates by management on the process and will review management’s and the independent auditors’ evaluation of the Company’s system of internal controls.

The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent auditors and management prior to release of Company quarterly and annual financial information or the filing of any such information with the Securities and Exchange Commission. The Committee also reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2013, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission. The Committee intends to recommend the reappointment of Rayburn, Bates & Fitzgerald, P.C. as the independent auditors for the Company.

The Audit Committee annually reviews its charter, reports to the Board of Directors on its performance and conducts a Committee self-assessment process.

Respectfully submitted on March 31, 2014.

Harry J. Dempsey, Chairman
Ted S. Kinsey
Gilbert E. Lee
Richard Perkins

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that during the year ended December 31, 2013, all such filing requirements were complied in a timely manner with the exception of Robert Bolton who was late filing an initial statement of beneficial ownership of securities on Form 3.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rayburn, Bates & Fitzgerald, P.C., served as the Company’s independent registered public accounting firm for the year ended December 31, 2013. The Audit Committee presently intends to renew the Company’s arrangement with Rayburn, Bates & Fitzgerald, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to ratification of the appointment at the Annual Meeting. A representative of Rayburn, Bates & Fitzgerald, P.C. is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Audit Fees and Other Matters

Rayburn, Bates & Fitzgerald, P.C. provided audit services to the Company consisting of the annual audit of the Company’s 2013 and 2012 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and effectiveness of internal control over financial reporting and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2013 and 2012.

Fee Category	Fiscal Year 2013	% of Total	Fiscal Year 2012	% of Total
Audit Fees	$210,000	87.7%	$207,500	87.9%
Audit-Related Fees	$12,387	5.2%	$10,500	4.4%
Tax Fees	$17,145	7.1%	$18,145	7.7%
All Other Fees	$—	—	$—	—

Total Fees	$239,532	100.0%	$236,145	100.0%

The Audit Committee approved all services provided by Rayburn, Bates & Fitzgerald, P.C. during 2013 and 2012. Additional details describing the services provided in the categories in the above table are as follows:

Rayburn, Bates & Fitzgerald, P.C. did not provide any services related to the financial information systems design and implementation of the Company during 2013 and 2012.

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting, reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees. These fees include an audit of the Company’s 401(k) plan.

Tax Fees. These are fees billed for professional services related to the completion of federal and state tax return preparation, state tax research and state tax planning strategies.

All Other Fees: No other fees are noted.

Policy on Pre-approval of Audit and Permissible Non-audit Services

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining audit independence. The Audit Committee is authorized to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent auditors, the Audit Committee considers whether these services are consistent with the auditors’ independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. For 2013 and 2012, non-audit services included only those services described above for “Audit-Related Fees” and “Tax Fees.” All of the audit-related and tax services and related fees were approved in advance by the Audit Committee.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally, by telegraph or telephone without additional compensation. AST Phoenix Advisors (“AST”) will assist in the solicitation of proxies. We will pay AST $7,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify AST against any losses arising out of AST’s proxy solicitation services on our behalf.

The Annual Report to Stockholders for the year ended December 31, 2013, including financial statements, is being mailed to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

The Company’s Certificate of Incorporation provides that due notice of business to be brought before an annual meeting by a stockholder must be delivered to the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting, unless notice of the date of the meeting occurs fewer than 40 days prior to the date of the meeting, in which event the Certificate of Incorporation provides that due notice of business to be brought before the meeting by a stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the day of the meeting was mailed. A stockholder’s notice of new business must also set forth certain information specified in the Company’s Certificate of Incorporation concerning the business the stockholder proposes to bring before the annual meeting. New business may be proposed by any stockholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2014 Annual Meeting must be delivered on or before April 21, 2014. With respect to the Annual Meeting and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 21, 2014, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in this Proxy Statement.

Any stockholder who intends to present a proposal for action at the 2015 annual meeting of stockholders, to be held on or about May 20, 2015, must forward a copy of the proposal or proposals to the Company’s secretary at P.O. Box 537, Hopkinsville, Kentucky 42241-0537. Any such proposal or proposals intended to be presented at the 2015 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by December 15, 2014.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2015 annual meeting of stockholders must be delivered on or before April 20, 2015. With respect to the 2015 annual meeting of the stockholders and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 20, 2015, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

The Company shall not be required to include in its proxy statement and proxy relating to an annual meeting, or to consider and vote upon at any such meeting, any stockholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, AS FILED WITH THE SEC, IS AVAILABLE ON THE INTERNET AT www.bankwithheritage.com/investor.asp?loadpage=main/investor.asp. STOCKHOLDERS AS OF THE RECORD DATE WILL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, HOPFED BANCORP, INC., P.O. BOX 537, HOPKINSVILLE, KENTUCKY 42241-0537. STOCKHOLDERS ALSO MAY ACCESS A COPY OF THE FORM 10-K, INCLUDING EXHIBITS, ON THE SEC WEBSITE AT www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL L. WOOLFOLK
SECRETARY

Hopkinsville, Kentucky

April 14, 2014

REVOCABLE PROXY

HOPFED BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 21, 2014

The undersigned stockholder of HopFed Bancorp, Inc. (the “Company”) hereby appoints Richard Perkins and Steve Hunt, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 21, 2014, at 3:00 p.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

		VOTE	FOR ALL
	FOR	WITHHELD	EXCEPT

I.	Election as directors of all nominees ☐	☐	☐
listed below (except as marked to the contrary)

Clay Smith
Harry J. Dempsey
Gilbert E. Lee

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

II	Ratification of appointment of Rayburn, Bates & Fitzgerald, P.C. as the Company’s independent registered public accounting firm for the year ended December 31, 2014

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

III.	Non-binding resolution to approve compensation of Named Executive Officers.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

IV	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting.

The undersigned stockholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting, a Proxy Statement, and the Annual Report to Stockholders.

Dated: , 2014

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY